AGREEMENT

This Agreement ("Agreement") is entered into between BlueRock Energy Capital, Ltd., f/k/a BlackRock Energy Capital, Ltd. ("BREC"), with an address at 20445 State Highway 249, Suite 160, Houston, Texas 77070, and Axiom TEP, L.L.C., a Louisiana limited liability company, duly authorized to do business in Louisiana, appearing herein by and through its President duly authorized to act by its Board of Directors, whose address is 9400 Grogan's Mill Road, Suite 205, The Woodlands, Texas 77380 ("Axiom").

WITNESSETH:

WHEREAS, Axiom and BREC are parties to that certain Conveyance of Production Payment dated effective as of January 1, 2006, recorded at COB 1157, Page 554, and at Document #2005-00330234 of the Records of Union Parish, Louisiana, covering the Leases, Subject Lands, Subject Wells, Subject Interests and Rights of Way set forth in Exhibit "A" thereto ("Conveyance"); and

WHEREAS, Axiom and BlueRock are also parties to that certain corresponding unrecorded Production Agreement dated effective as of January 1, 2006 ("Production Agreement"); and

WHEREAS, capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Conveyance and the Production Agreement; and

WHEREAS, the Leases, Subject Lands, Subject Wells, Subject Interests and Rights of Way are hereinafter sometimes collectively referred to as the "Marion Field Properties"; and

WHEREAS, Axiom has requested that BREC temporarily restructure certain terms of the Conveyance and the Production Agreement to provide Axiom financial relief from the application of the full Production Payment burdening the Leases, and BREC desires to provide Axiom with the temporary relief requested; and

WHEREAS, Axiom and BREC desire to set forth their agreement for the implementation of the terms and provisions of their temporary "workout" arrangement with respect to the Leases, Subject Lands, Subject Interests and Subject Wells covered by the Conveyance and the Production Agreement, in accordance with the following terms and provisions hereof.

NOW, THEREFORE, in consideration of the mutual benefits to be derived by Axiom and BREC under the terms of this Agreement, the parties hereto agree as follows:

1. Commencing with production effective as of May 1, 2008, and continuing until April 30, 2009 (the "Temporary Period"), BREC agrees to remit to Axiom a portion of BREC's Production Payment revenues received by BREC each month from the Marion Field Properties to help cover the portion, if any, of Axiom's monthly operating expenses in the Marion Field that is in excess of pipeline gathering fees received by Axiom for that applicable month and the revenues attributable to Axiom's net revenue interest (net of the Production Payment) for that

applicable month, but not to exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) per month.

2. During the Temporary Period, BREC agrees to reduce the current contractual rate of return ("ROR") under the Conveyance and the Production Agreement from eighteen percent (18%) to eight percent (8%) beginning effective May 1, 2008. This reduced ROR will be applied to the existing eighteen percent (18%) contractual balance (including the closing fee hereinafter described) under the Conveyance and the Production Agreement at an effective date of May 1, 2008.

3. Upon the execution of this Agreement, (A) Axiom shall execute originals of (i) the Assignment and Bill of Sale ("Assignment"), in a form substantially similar to that in Exhibit "A" hereto, covering all of Axiom's right, title and interest in the Subject Lands, Leases, Subject Wells, Subject Interests and Rights of Way covered by the Conveyance, together with the contract rights related thereto, (ii) the three percent (3%) Permanent ORRI Assignment, (iii) the forms required by the applicable regulatory authority for the transfer of operations of each of the Subject Wells and (iv) Letters-in-Lieu to each purchaser of production directing that one hundred percent (100%) of the production proceeds from the Marion Field Properties be paid to BREC, and (B) Axiom shall execute a second set of originals of the documents in (i) - (iv) above without an effective date inserted therein (to be used under Section 12. hereof, if applicable), and deliver all of such executed original documents to counsel for BREC, Chamberlain, Hrdlicka, White, Williams & Martin, P.C. ("CH"), to be held in escrow by BREC's counsel in accordance with the following provisions hereof.

The Assignment from Axiom to BREC shall cover (i) no less than the working interests and the net revenue interests in the Leases currently covered by the Conveyance and the Production Agreement between the parties and (ii) no less than the ownership interests of Axiom in the pipeline gathering system and applicable easements and rights of way servicing the Leases as of the effective date hereof. Axiom represents to BREC that no overriding royalty interests, net profits interests, and/or any other revenue sharing burdens or interests have been created by Axiom and conveyed to any affiliate of Axiom or to any third party since January 1, 2006, the effective date of the Conveyance, and Axiom agrees that any such burdens and/or interests are void and of no effect as it relates to the Production Payment.

4. Within sixty (60) days from the execution hereof by both parties, Axiom shall (i) hire (at Axiom's expense not to be included in monthly operating expenses) a reputable third party marketing and divestment firm (approved by BREC) to prepare a sales package and actively market for sale all of the properties/interests covered by the Conveyance and (ii) provide to such marketing and divestment firm all data and documents necessary to properly market such properties/interests for sale. The sale of the properties/interests covered by the Conveyance shall be subject to BREC receiving at closing the payoff cited in No. 5 below.

5. On or before April 30, 2009, Axiom agrees to repurchase the BREC Production Payment at its full contractual balance at the effective date of the repurchase, together with any applicable prepayment fee under Section 6. hereof, and assign to BREC the permanent three percent (3%) of eight-eights (8/8ths) override in the Leases covered by the Conveyance

(collectively "Payoff"). If Axiom completes the Payoff on or before April 30, 2009, the two (2) sets of original documents in Sections 3.(i), (iii) and (iv) hereof held by CH in escrow shall be returned by CH to Axiom, and CH shall at Payoff deliver to BREC the applicable Permanent ORRI Assignment in Section 3.(ii) above. If, by April 30, 2009, Axiom is unable to sell the properties covered by the Conveyance with the resultant Payoff to BREC cited herein, or otherwise deliver the Payoff to BREC, then BREC at its sole option may elect (i) to take delivery of the original documents identified in Section 3.(i) - (iv) above (those that are effective as of May 1, 2009) out of escrow (and BREC's counsel CH is hereby authorized to release the same to BREC at such time) for recording and/or further handling by BREC, with all of the properties/interests covered thereby becoming BREC's sole property effective as of May 1, 2009, in exchange for BREC releasing Axiom of all obligations with respect to the Conveyance and the Production Agreement effective as of May 1, 2009; or (ii) to continue the Conveyance and the Production Agreement in full force and effect in accordance with their respective terms going forward after April 30, 2009, including but not limited to the full eighteen percent (18%) ROR on the Production Payment balance; and the right to enforce any or all of the remedies in Section 15. of the Production Agreement as applicable; and to cease the remittances to Axiom that were applicable during the Temporary Period under Section 1. hereof.

6. Notwithstanding any provision of Section 31. Option to Purchase Production Payment of the Production Agreement to the contrary if, under Section 5. hereof, on or before April 30, 2009 Axiom repurchases the BREC Production Payment at its full contractual balance at the effective date of the repurchase, in lieu of the ten percent (10%) prepayment fee required under Section 31., Axiom shall pay BREC a fee equal to ten percent (10%) of the difference, if any, between (i) the gross sale price payable to Axiom by any third party for the sale of the properties covered by the Conveyance, and (ii) the full contractual balance of the Production Payment at the effective date of the repurchase, and such fee shall be included as an element of Payoff.

7. Within seven (7) days from the execution date hereof by both parties, Axiom shall provide BREC with documentation acceptable to BREC confirming that Axiom is not in default of the Conveyance and/or the Production Agreement, including that (i) all accounts payable of Axiom are current for the properties covered by the Conveyance (no more than 60 days overdue); (ii) all ad valorem taxes for the Marion Field have been paid through tax year 2007; (iii) all royalties under the Leases have been paid through March 2008 production; and (iv) no liens or lawsuits have been filed affecting the properties covered by the Conveyance. Monthly during the Temporary Period, Axiom shall continue to provide documentation acceptable to BREC confirming each of subsections (i) - (iv) hereof.

8. During the Temporary Period, (i) Axiom shall prudently control costs of operating the properties covered by the Conveyance; (ii) no corporate General and Administrative expenses shall be included in the operating expenses; (iii) Axiom shall use its best efforts to keep monthly operating expenses limited to no more than Sixty Thousand and No/100 Dollars ($60,000.00) per month unless otherwise approved by BREC in writing; provided however, if in any month Axiom's operating expenses exceed $60,000.00 without prior written approval having been obtained from BREC, such overage shall not be considered a default under this Agreement if Axiom is otherwise in full compliance with all of Axiom's obligations under the Conveyance,

the Production Agreement and this Agreement; (iv) payroll shall be limited to the five (5) field personnel identified by Axiom (Steve L. Berry, William K. Bowen, Dodson G. Nale, Bobby S. Newsome and Roger D. Reeves) as of the effective date hereof (at the rates of compensation then being paid); and (v) BREC shall have the right to implement any necessary measures to insure monthly expenses are being timely paid by Axiom. Notwithstanding the preceding provisions of this Section 8. to the contrary, regardless of whether the monthly operating expenses in any month might exceed $60,000.00 during the Temporary Period, for the purposes of BREC calculating the applicable monthly remittances to Axiom under Section 1. hereof, BREC shall use $60,000.00 as a "ceiling" on Axiom's monthly operating expenses for such month, and BREC shall use the lesser of Axiom's actual operating expenses for such month or the $60,000.00 ceiling amount in such remittance calculations.

9. Dodson Nale (or a substitute representative approved by BREC) will report daily to Scott Abel of BREC (or a substitute representative appointed by BREC), and BREC will have the final say on any operational expenditures beyond the normal day to day operations of the properties covered by the Conveyance during the Temporary Period.

10. In consideration of BREC entering into this Agreement, and notwithstanding any provision of the Conveyance or the Production Agreement to the contrary, effective as of May 1, 2008, the Production Payment balance under the Conveyance shall be increased by the amount of Ten Thousand and No/100 Dollars ($10,000.00) to reflect the "closing" costs incurred by BREC in connection with the documentation necessary to provide the temporary restructuring of the Production Payment requested by Axiom. Additionally, any cost incurred by BREC directly related to the management of this workout arrangement with Axiom during the Temporary Period (including but not limited to, costs incurred by BREC representatives to conduct field reviews, accounting personnel costs and attorneys fees, if any, for additional documentation) will be added to the Production Payment balance at the end of the month when such expenses are incurred.

11. During the Temporary Period, except as otherwise provided herein, Axiom shall continue to fully comply with the terms and provisions of the Conveyance and the Production Agreement, including but not limited to the restrictions in Section 36. Use of Production Proceeds of the Production Agreement.

12. Notwithstanding any provision of this Agreement to the contrary, in addition to the rights granted to BREC under Section 15. of the Production Agreement, if Axiom is in default of any of its obligations under the terms of this Agreement, and such default has not been timely cured as provided under Section 17. hereof, (i) Axiom hereby designates and appoints BREC as Axiom's agent and attorney-in-fact to execute and deliver any or all instruments required to be executed by Axiom under the terms of this Agreement, and this designation and appointment shall be irrevocable so long as Axiom is in default of its obligations under the terms of this Agreement; and (ii) BREC shall have the right to immediately cease the remittances to Axiom that were applicable under Section 1. of this Agreement and to immediately reinstate the full eighteen percent (18%) ROR on the Production Payment balance; and (iii) BREC shall have the right, but not the obligation, (a) to take delivery out of escrow of the original documents identified in Section 3.(i) - (iv) hereof (those that contain a "blank" effective date), and BREC's

counsel CH is hereby authorized to release the same to BREC at such time, and (b) Axiom hereby designates and appoints BREC as Axiom's agent and attorney-in-fact for the purposes of inserting the effective dates at such time into the Assignment, the Permanent ORRI Assignment, and if necessary any letters-in-lieu to the purchasers and/or change of operator forms for the Subject Wells required by any Louisiana regulatory authority having jurisdiction over the Leases, and (iv) to record the Assignment and the Permanent ORRI Assignment with all of the properties/interests covered thereby becoming BREC's sole property, effective as of the date BREC receives such original documents out of escrow, thereby becoming BREC's sole property in exchange for BREC releasing Axiom of all obligations with respect to the Conveyance and the Production Agreement effective as of the date BREC receives such original documents out of escrow.

13. This Agreement shall be governed by the laws of the State of Texas. Exclusive venue for any lawsuit arising from or out of this Agreement shall be in Houston, Harris County, Texas.

14. This Agreement shall be effective as of May 1, 2008.

15. Unless otherwise expressly provided herein, the rights, obligations, and duties conferred or imposed by this Agreement on the respective parties hereto shall be binding on, and inure to the benefit of, the parties hereto and to their respective successors in interest and assigns. This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

16. No waiver by any party of any breach of this Agreement shall be deemed to be a waiver of any other then existing or subsequent breach; nor shall any such waiver by any party be deemed to be a continuing waiver. No delay or omission by any party in exercising any right hereunder at law, in equity, or otherwise, shall impair any such right, or be construed as a waiver thereof, or as acquiescence therein; nor shall any single or partial exercise of any right preclude other or further exercise thereof, or the exercise of any other right.

17. If either Axiom or BREC shall fail to materially perform any covenant or obligation contained in this Agreement, then prior to exercising any rights or remedies provided for in this Agreement or at law or in equity for such breach, the other party must give written notice to the defaulting party of the existence of such default, specifying the action or omission constituting such default; and the defaulting party shall have ten (10) days after receipt of such written notice to cure such default.

18. All signatories hereto represent and warrant that they have all requisite authority to execute this Agreement on behalf of the party and in the capacity stated.

19. BREC and Axiom agree that they each shall execute any and all other documents necessary to accomplish the objectives as set forth in this Agreement.

20. This Agreement may be executed in a number of identical counterparts (including by facsimile signatures), the signature and acknowledgment pages of which may be combined into multiple completed original instruments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in the spaces provided below.

WITNESSES:

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AXIOM TEP, L.L.C.

By: Maxim TEP, Inc., Sole Member

By: ______________________
W. Marvin Watson
Chief Executive Officer

AXIOM

WITNESSES:

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BLUEROCK ENERGY CAPITAL, LTD.

By: BlueRock Energy Capital Management, L.L.C.

By: ______________________
Catherine L. Sliva
President

BREC